[DESCRIPTION]   ADDENDUM TO EMPLOYMENT AGREEMENT

                                   ADDENDUM TO
                               EMPLOYMENT AGREEMENT


     This addendum is entered into as of the third day of January 2000 by and between Alternate Marketing Networks, Inc. (formerly Alternate Postal Delivery, Inc.), a Michigan corporation ("Company") and Phillip D. Miller ("Executive").

                                     Recitals

     Whereas, the Company and the Executive have entered into an Employment Agreement, dated July 1, 1995 (the Employment Agreement) and

     Whereas, the Company and the Executive desire to amend certain terms and conditions of the Employment Agreement as provided in this Addendum.

     Now, therefore, for valuable considerations, the receipt of which is hereby acknowledged, the Company and the Executive agree as follows:

Section 1 is replaced in its entirety as follows:

     1. Employment. The Company hereby employs and engages the service of the Executive as Chief Executive Officer and Chairman of the Board of Directors during the term of employment set forth in Section 2 of this Addendum. The Executive agrees to serve the Company in such position and capacity during the term of employment.

Section 2 is amended as follows:

     2. Term of Employment. The Executive's "Term of Employment" shall be extended to end on September 10, 2003 per the July 15, 1999 Board of Directors's meeting resolution.

Section 3 is amended as follows:

     3.  Position and Duties.  The position of President is deleted.

Section 4 is amended as follows:

     4.(b) Bonus. A bonus shall be based on annual budget criteria as well as goals of the Board of Directors, and shall be outlined to the Executive each January in a memo from the Chairman of the Compensation Committee. The bonus potential will equal thirty percent (30%) of the base compensation. Of the total potential, one third will be achieved through a stock appreciation goal, one third will be achieved through an annual financial performance goal, and one third will be achieved through annual goals set by the Board of Directors in consultation with the Executive.

     For the fiscal year ending December 31, 2000, the stock appreciation goal is determined to be an increase of fifty percent (50%) over the price as of December 31, 1999. The annual financial performance goal is determined to be a minimum increase in net profit of twenty percent (20%) for the year ending December 31, 2000 over the net profit for the year ending December 31, 1999. The annual goal set by the Board of Directors is to successfully complete a major complementary acquisition(s) or series of acquisitions with combined annual revenues of $10,000,000 or more, that are accretive to the Company.
The Executive shall be entitled to one-third of the total potential bonus for each objective which is achieved.

     4.(c) Benefit Plans. The Company agrees to pay for the cost of dependancy coverage included in the Company's group health insurance plan.

     4.(d) Disability Insurance. The monthly benefit is increased from $6,000.00 to $10,500.00.

     4.(f) Life Insurance. The face amount of the insurance policy for the benefit of the Company, shall be reduced from $2,000,000.00 to $1,575,000.00.

     All other terms and conditions of the Employment Agreement shall remain unchanged except as necessary to conform to the terms of this Addendum.

     Executed as of the date first written above.


/s/ Amy Barkema                             ALTERNATE MARKETING NETWORKS, INC.
Witness
                                            By:   /s/ Sandra J. Smith

                                            Title: CFO

                                            Date: March 20, 2000


                                            /s/ Phillip D. Miller
                                            Phillip D. Miller (Executive)

                                            Date: March 20, 2000